Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF PARAMOUNT SKYDANCE CORPORATION

Paramount Skydance Corporation, a Delaware corporation (the “Corporation”) does hereby certify as follows:

1.	Section 1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“(1) Shares, Classes and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 7,155,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

(a)	55,000,000 shares of Class A Common Stock, $0.001 par value (“Class A Common Stock”).

(b)	7,000,000,000 shares of Class B Common Stock, $0.001 par value (“Class B Common Stock”).

(c)	100,000,000 shares of Preferred Stock, $0.001 par value (“Preferred Stock”).”

2.	Section 2(b) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“(b) Dividends. Subject to the rights and preferences of any Preferred Stock set forth in any resolution or resolutions providing for the issuance of such stock as set forth in Section 3 of this Article IV, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends, other than Share Distributions (as hereinafter defined), as may from time to time be declared by the Board out of funds legally available therefor. The Board may, at its discretion, declare a dividend of any securities of the Corporation or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity (a “Share Distribution”) to the holders of shares of Class A Common Stock and Class B Common Stock (i) on the basis of a ratable distribution of identical securities to holders of shares of Class A Common Stock and Class B Common Stock or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable) do not differ in any respect other than (x) differences in their rights (other than voting rights and powers) consistent in all material respects with differences between Class A Common Stock and Class B Common Stock and (y) differences in their relative voting rights and powers, with holders of shares of Class A Common Stock receiving the class or series of such securities having the higher relative voting rights or powers (without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of Class A Common Stock and Class B Common Stock provided in Section 2(a) of this Article IV). Notwithstanding the foregoing, the Board may declare and pay a dividend (whether in cash, shares of stock of the Corporation or other property, including a Share Distribution) to the holders of Class B Common Stock, and shall not be required to declare and pay a corresponding dividend to the holders of Class A Common Stock, with the prior written consent or approval of the holders of all of the outstanding shares of Class A Common Stock.”

3.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 and Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by the undersigned on this 7th day of April, 2026.

PARAMOUNT SKYDANCE CORPORATION

By:	/s/ Stephanie K. McKinnon
Name: Stephanie K. McKinnon
Title: Secretary